EXHIBIT TO ITEM 77M

MERGERS

Touchstone Tax-Free Trust

Touchstone Tax-Free Money Market Fund

  On February 12, 2015 the Board of Trustees of Touchstone Tax-Free Trust approved an Agreement and Plan of Reorganization between the Touchstone Tax-Free Money Market Fund, a series of Touchstone Tax-Free Trust, into the General Municipal Money Market Fund, a fund managed by Dreyfus Corporation, whereby the Class A and Class S shareholders of Touchstone Tax-Free Money Market Fund will become shareholders of Class A shares of General Municipal Money Market Fund.

      Circumstances and details of the reorganization are described and incorporated by reference to N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on May 11,
2015 (Accession No.: 0000899681-15-000340).


      Touchstone Ohio Tax-Free Money Market Fund

      On March 19, 2015 the Board of Trustees of Touchstone Tax-Free Trust approved an Agreement and Plan of Reorganization between the Touchstone Ohio Tax-Free Money Market Fund, a series of Touchstone Tax-Free Trust, and the Federated Ohio Municipal Cash Trust, a portfolio of Money Market Obligations Trust, whereby the Touchstone Ohio Tax-Free Money Market Fund will be reorganized into the Federated Ohio Municipal Cash Trust, and Class A and Institutional Class shareholders of the Touchstone Ohio Tax-Free Money Market Fund will become shareholders of Service Shares and Institutional Shares, respectively, of the Federated Ohio Municipal Cash Trust.

      Circumstances and details of the reorganization are described and incorporated by reference to N-14 filed with the Securities and Exchange Commission ("SEC") via Edgar on March
24, 2015 (Accession No.: 0001623632-15-000461).